UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/04/2009

Pacer International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49828

Tennessee	62-0935669
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2300 Clayton Road, Suite 1200
Concord, CA 94520
(Address of principal executive offices, including zip code)

(877) 917-2237
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On June 1, 2009, the company's Board of Directors expanded the size of the Board to eight members and appointed Dennis Chantland to the Board as a Class III director, with such appointment to be effective as of such date. Mr. Chantland was also appointed as a member of the audit committee. Mr. Chantland will serve as a director until the 2010 annual meeting of shareholders, at which time in accordance with the Tennessee Business Corporation Act he will be considered for election for the remaining two-year term of a Class III director expiring at the 2012 annual meeting of shareholders.

Mr. Chantland's compensation for his services as a director will be consistent with that of our other non-employee directors, as described in our definitive proxy statement with respect to our 2009 annual meeting of shareholders filed with the Securities and Exchange Commission on March 16, 2009, including, consistent with past practice, the grant, as of June 1, 2009, of a nonqualified stock option to purchase 12,000 shares of the company's common stock under the 2006 Long-Term Incentive Plan. Such grant will vest in four equal annual installments beginning on June 1, 2010, the first anniversary of the grant date. Other than the foregoing standard compensation arrangements, there are no arrangements or understandings between Mr. Chantland and any other person pursuant to which he was appointed as a director. Mr. Chantland is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacer International, Inc.

Date: June 04, 2009	By:	/s/ Brian C. Kane
Brian C. Kane
Executive Vice President and Chief Financial Officer